Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BEAZER HOMES USA, INC.
I.
     The name of the corporation is “Beazer Homes USA, Inc.” (hereinafter referred to as the “Corporation”).
II.
     The Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting Section (i) of the existing Article Four in its entirety and inserting in lieu thereof the following:
“(i) 180,000,000 shares of Common Stock, par value $.001 per shares; and”
III.
     In accordance with the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), the Board of Directors of the Corporation duly adopted the above amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), deemed the Amendment advisable and directed that the Amendment be considered by the Corporation’s stockholders. Notice of the Amendment was duly given to the stockholders of the Corporation in accordance with Section 222 of the DGCL. The Amendment was adopted by the Corporation’s stockholders on April 13, 2010 in accordance Section 242 of the DGCL.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Corporation this 13th day of April, 2010.

BEAZER HOMES USA, INC.
By:	/s/ Ian J. McCarthy
	Name:	Ian J. McCarthy
	Title:	President and Chief Executive Officer